EXHIBIT 10.3

January 20, 2003

Dear Jim:

We are pleased to inform you that you have been selected for participation in a special retention bonus program (the “Retention Bonus Program”) recently authorized by the Company’s Board of Directors. The new Retention Bonus Program will operate in conjunction with the change in control severance benefits under your September 13, 2002 employment agreement with the Company so that you will have the opportunity to receive the severance benefits set forth in your employment agreement or under the new Retention Bonus Program should your employment be terminated under certain prescribed circumstances within eighteen (18) months following a change in control of the Company effected on or before January 9, 2004, or you will instead receive your award and other benefits under the Retention Bonus Program should you remain with the Company (or any successor entity) until the end of that eighteen (18)-month period following a pre-January 10, 2004 change in control.

The purpose of this letter is to notify you of your participation in the Retention Bonus Program and the terms and conditions which will govern your participation. Part One of this letter contains certain definitions which will be in effect for purposes of your award. Part Two indicates the nature of your participation and the provisions governing the payout of your bonus. Part Three sets forth the conditions governing the special tax gross-up payment you may become entitled to receive in connection with your Retention Bonus. Part Four sets forth certain severance benefits to which you may become entitled should your employment terminate under certain prescribed circumstances more than eighteen (18) months following a pre-January 10, 2004 change in control of the Company. Part Five concludes with a summary of certain miscellaneous features of your award.

PART ONE—DEFINITIONS

For purposes of your participation in the Retention Bonus Program, the following definitions will be in effect:

Board means the Company’s Board of Directors.

Bonus Allocation means the bonus amount specifically allocated to you pursuant to Part Two of this agreement. A portion of your Bonus Allocation shall be applied to the payment of the Retention Bonus to which become entitled hereunder, and the balance shall be used by the Company to satisfy the Gross-Up Payment which becomes due to you pursuant to Part Three of this agreement.

Change in Control means a change in the ownership or control of the Company effected through the consummation of any of the following transactions on or before January 9, 2004:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

(iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders.

Change in Control Proceeds mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Change in Control:

(i) for a Change in Control effected by a merger or consolidation or by the direct purchase of the Company’s outstanding securities, the aggregate amount of consideration (valued at fair market value) paid to the holders of the Company’s outstanding securities in acquisition of their stockholder interests, or

(ii) for a Change in Control effected by the purchase of all or substantially all of the Company’s assets, the portion of the consideration (valued at fair market value) paid to the Company for those assets which is subsequently distributed to the holders of the Company’s outstanding securities in liquidation of their shareholder interests.

In addition, the Change in Control Proceeds shall be deemed to include, for purposes of determining the dollar amount of each individual Bonus Allocation under the Retention Bonus Program, the total amount which will become payable by the acquiring person or persons in the Change in Control in order to satisfy the maximum liability of the Company based on the assumption that all the individual Bonus Allocations under the program would in fact be paid at their full dollar amount. No other liability of the Company assumed or discharged by the acquiring person or persons in the Change in Control will be taken into account in determining the amount of the Change in Control Proceeds.

Change in Control Severance Payments means the various payments and benefits to which you may become entitled under Paragraph 14 and Part Four of your Employment Agreement upon an Involuntary Termination of your employment within eighteen (18) months following a Change in Control. Those benefits include a lump sum cash payment, the proration of your Target Bonus for the fiscal year of the Company in which the Change in Control occurs, continued health care coverage under the Company’s medical plan for a specified period at the Company’s sole cost and expense, the accelerated vesting of any Company Options you hold at the time of your Involuntary Termination and the extended exercise period for one or more of those options following such Involuntary Termination, plus any Code Section 280G tax gross-up payment relating to those benefits to which you may become entitled under Part Four of your Employment Agreement. Those benefits under your Employment Agreement will be payable upon an Involuntary Termination of your employment within eighteen (18) months following a Change in Control, whether or not that Change in Control occurs on or before January 9, 2004.

Code means the Internal Revenue Code, as amended from time to time.

Company Options mean any options to purchase shares of the Company’s common stock granted to you by the Company prior to the Control in Control, to the extent those options remain outstanding (whether for shares of the common stock of the Company or any successor entity) at the time of your termination of employment following such Change in Control.

Employment Agreement means that certain Employment Agreement between you and the Company dated as of September 13, 2002, as amended or modified from time to time, including (without limitation), the September 16, 2002 Amendment to such agreement.

Gross-Up Payment means the special tax payment to which you may become entitled from the Company pursuant to Part Three of this agreement. Your Bonus Allocation will be used by the Company, on a dollar-for-dollar basis, to satisfy the Gross-Up Payment due to you.

Incapacity means your inability, by reason of any injury or illness, to properly perform your normal duties under your Employment Agreement for a period of more than one hundred eighty (180) days.

Independent Auditors means a nationally-recognized public accounting firm mutually acceptable to both you and the Company.

Involuntary Termination means (i) the Company’s termination of your employment for any reason other than a Termination for Cause or (ii) your voluntary resignation within one hundred eighty (180) days following (A) a material reduction in the scope of your duties and responsibilities or the level of management to which you report, (B) the assignment to you of a substantial level of duties or tasks not commensurate with your position and status within the Company, (C) a reduction in the aggregate dollar amount of your salary and Target Bonus by more than fifteen percent (15%), (D) a relocation of your principal place of employment to a location which is more than fifty (50) miles from your then primary place of residence or (E) a material breach by the Company of any of its obligations under the Employment Agreement and the failure of the Company to cure such breach within sixty (60) days after receipt of written notice from you in which the actions or omissions constituting such material breach are specified.

An Involuntary Termination shall not include the termination of your employment by reason of death or Incapacity.

Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Retention Bonus means the portion of your Bonus Allocation which will become payable upon your continuation in the employ of the Company (or any successor entity) for the requisite period specified in this letter agreement.

Retention Bonus Parachute Payment means the portion (if any) of your Retention Bonus which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Special Lump Sum Payment means the lump sum cash payment equal to one (1) times your annual rate of base salary to which you will become entitled under Paragraph 8 of your Employment Agreement should your employment with the Company (or any successor entity) terminate by reason of your death or Incapacity.

Target Bonus means the annual incentive bonus to which you may become entitled for one or more fiscal years upon the attainment by the Company (or any successor entity) of the financial milestones designated for the applicable year and your attainment of any personal objectives specified for you for that year.

Termination for Cause means the termination of your employment due to (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other intentional misconduct on your part adversely affecting the business or affairs of the Company in a material manner or (iv) your breach of the Employment Agreement. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for your dismissal or discharge or for the dismissal or discharge of any other individual in the service of the Company (or any parent or subsidiary).

The Company, however, may not terminate your employment under clause (iv) above, unless it has given you notice in writing of its intention to terminate your employment for Cause pursuant to such provisions and thirty (30) days to correct any condition giving rise to such a Termination for Cause. In the event that you fail satisfactorily to correct such conditions of which you are is notified, which determination will be made by the Board, your employment will be terminated.

PART TWO—BONUS AWARD

A. Establishment of Bonus Allocation. Upon the consummation of a Change in Control on or before January 9, 2004, you will be credited with a Bonus Allocation on the books and records of the Company (or the successor entity) in a dollar amount equal to the applicable percentage of the Change in Control Proceeds determined as follows:

(i) If the Change in Control Proceeds are $1 Billion or less, then your Bonus Allocation will be .10% of those Change in Control Proceeds.

(ii) If the Change in Control Proceeds are $1.25 Billion, then your Bonus Allocation will be ..11% of those Change in Control Proceeds.

(iii) If the Change in Control Proceeds are more than $1 Billion but less than $1.25 Billion, then the applicable percentage in effect for your Bonus Allocation will be determined on the basis of a straight linear declining rate pursuant to the following formula:

X = 3.05 - [0.08 x             A             ], where

$0.25 Billion

X is the applicable percentage, and

A is the dollar amount by which the Change in Control Proceeds exceed $1 Billion.

(iv) If the Change in Control Proceeds exceed $1.25 Billion, then your Bonus Allocation will be capped at $1,312,774.

Your Bonus Allocation will be divided into two components: the first component will be applied to the payment of your Retention Bonus, and the remaining component will be used by the Company to satisfy the Gross-Up Payment which becomes due to you under Part Three of this agreement. The attached Addendum indicates the procedure for so dividing your Bonus Allocation.

No additional options to purchase shares of the Company’s common stock will be granted to you during your period of participation in the Retention Bonus Program, unless you agree to an appropriate modification to the Bonus Allocation which would otherwise be in effect for you should a Change in Control be consummated on or before January 9, 2004.

You will not be entitled to any Bonus Allocation under the Retention Bonus Program or any of the other benefits payable pursuant to the terms of this letter, if a Change in Control is not consummated on or before January 9, 2004. Accordingly, the Retention Bonus Program shall terminate, and you will cease to be entitled to any Retention Bonus or any other benefits payable pursuant to the terms of this letter, including (without limitation) any Alternative Severance Package or any New Severance Package hereunder, if no Change in Control is consummated on or before January 9, 2004.

B. Entitlement to Retention Bonus. The terms and conditions which govern the payment of your Retention Bonus may be summarized as follows:

Normal Payout. You will become entitled to receive your Retention Bonus upon your completion of eighteen (18) months of employment with the Company (or any successor entity) measured from the effective date of the Change in Control. Payment will be made within five (5) business days following your satisfaction of such employment requirement. In no event will you be entitled to any Change in Control Severance Payments once you have completed the employment period for your Retention Bonus, but you will become entitled to the special severance benefits provided under Part Four of this letter should either of the following events occur after you have completed that eighteen (18)-month employment requirement following a pre-January 10, 2004 Change in Control: (i) you voluntarily terminate your employment for any reason or (ii) there is an Involuntary Termination of your employment.

Special Payout. Should an Involuntary Termination of your employment occur more than ninety (90) days after the effective date of the pre-January 10, 2004 Change in Control but prior to your satisfaction of the eighteen (18)-month employment requirement for the normal payout of your Retention Bonus, then you will become entitled to receive the greater of the following amounts:

(A) your Change in Control Severance Payments, with (A) your accelerated Company Options to be valued for such purpose at their intrinsic value on the date of your Involuntary Termination (the excess of the average closing selling price, for the ten (10) trading days immediately preceding the date of your Involuntary Termination, of the securities subject to the acceleration portion of each of your Company Options over the option exercise price payable for those securities) and not at their Black Scholes value, and (B) no dollar value to be ascribed to the extended exercise period for the Company Options you hold at the time of your Involuntary Termination, or

(B) a severance package (the “Alternative Severance Package) comprised of the following:

(i) your Bonus Allocation, with such allocation to be divided into two components: the first component will be your Retention Bonus, and the remaining component will be used by the Company to satisfy the Gross-Up Payment to which you become entitled under Part Three of this agreement;

(ii) the accelerated vesting of all Company Options which you hold at the time of your Involuntary Termination;

(iii) an extended period to exercise any Company Options (other than those identified in attached Schedule I) you hold at the time of your Involuntary Termination which will expire upon the later of (x) twenty-seven (27) months after the effective date of the Change in Control or (y) three (3) months after the date of your Involuntary Termination, but in no event may any such Company Option be exercised after the expiration date of the maximum term of that Option; and

(iv) continued health care coverage under the Company’s medical plan, without charge, for you and your eligible dependents upon your election to receive such continued health care coverage under Code Section 4980B (“COBRA”), with such Company-paid coverage to continue until the earlier of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which your Involuntary Termination occurs or (ii) the first date on which your and your eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. However, should you not be covered under another employer’s health plan at the time the initial eighteen (18)-month period of Company-paid coverage expires, then the Company will, for up to an additional six (6)-month period thereafter, reimburse you for any premiums paid during such period on your continuing COBRA coverage (if any) or the individual health care coverage policy issued to you in conversion of your COBRA coverage.

No tax gross-up or indemnity (other than the specific Gross-Up Payment to which you become entitled under Part Three of this letter agreement with respect to your Retention Bonus Parachute Payment) shall be provided to you in connection with any excise tax under Code Section 4999 or other tax you may incur with respect to your Alternative Severance Package.

You will have no further right to receive the lesser of the two foregoing amounts. Accordingly, in no event will you be entitled to receive both your Change in Control Severance Payments and your Alternative Severance Package.

If you become entitled to receive a special payout of your Retention Bonus in accordance with the foregoing, then such payout will be made to you within five (5) business days after your Involuntary Termination.

Death/Incapacity Payout. Should your employment with the Company (or any successor entity) terminate by reason of your death or Incapacity more than ninety (90) days after the effective date of the pre-January 10, 2004 Change in Control but prior to your satisfaction of the eighteen (18)-month employment requirement for the normal payout of your Retention Bonus, then you will become entitled to receive a pro-rated Retention Bonus determined as follows: first your Bonus Allocation will be pro-rated by multiplying that allocation by a fraction, the numerator of which is the number of full months of employment (rounded to the nearest whole month) you have completed with the Company (or any successor entity) measured from the effective date of the Change in Control, and the denominator of which is eighteen (18); then the dollar amount so obtained shall be reduced (but not below zero) by the Special Lump Sum Payment to which you become entitled under your Employment Agreement, but not by any other benefits payable to you or your estate pursuant to Paragraph 8 of your Employment Agreement in connection with your death or Incapacity; and finally the remaining amount shall be divided into two components: the first component will be your pro-rated Retention Bonus, and the remaining component will be used by the Company to satisfy the Gross-Up Payment to which you become entitled under Part Three of this agreement. Your pro-rated Retention Bonus will be paid within five (5) business days after your death or Incapacity.

Note: Pursuant to terms of your Employment Agreement, no Change in Control Severance Payments will become due and payable should your employment terminate by reason of death or Incapacity. In that event, you or your estate will only be entitled to the death/Incapacity benefits expressly provided under Paragraph 8 of your Employment Agreement.

Withholding Taxes. The payment of your Retention Bonus will be subject to the Company’s collection of all applicable Federal, state and local income and employment taxes required to be withheld therefrom, and you will only receive the portion of your Retention Bonus in excess of those taxes.

Employment Requirement. Except as otherwise provided above for a death/Incapacity payout, you shall not be entitled to receive any portion of your Bonus Allocation should your employment cease for any reason other than an Involuntary Termination prior to your completion of eighteen (18) months of employment with the Company (or any successor entity) measured from the effective date of the Change in Control.

C. Unfunded Obligation. Any Retention Bonus, Gross-Up Payment or other benefits to which you become entitled hereunder shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other special account shall be established as a funding vehicle for the amounts which become payable from the Bonus Pool, including your Retention Bonus and Gross-Up Payment. Accordingly, your right (or the right of the executors or administrators of your estate) to receive the Retention Bonus and Gross-Up Payment will at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

PART THREE—SPECIAL TAX PAYMENT

A. Special Tax Gross-Up. In the event that all or a portion of your Retention Bonus is deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute a parachute payment under Code Section 280(G), then a portion of your Bonus Allocation will be applied by the Company to a special tax payment (the “Gross-Up Payment”) due you in a dollar amount determined pursuant to the following formula:

X = Y ÷ [1 - (A + B + C)], where

X is the total dollar payment of the Gross-up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on you pursuant to Code Section 4999 (or any successor provision) with respect to your Retention Bonus Parachute Payment.

A is the Excise Tax rate in effect under Code Section 4999 for your Retention Bonus Parachute Payment.

B is the highest combined marginal federal income and applicable state income tax rate in effect for you for the calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Gross-Up Payment is made.

A portion of your Bonus Allocation (whether full or pro-rated), as calculated pursuant to Part Two of this agreement, shall be used by the Company to satisfy the Gross-Up Payment due you, and the remaining amount will constitute the Retention Bonus payable to you under Part Two of this agreement. Accordingly, the sum of your Retention Bonus and the Gross-Up Payment will be equal to the dollar amount of your Bonus Allocation (whether full or pro-rated, as the case may be).

B. Determination Procedures. All determinations required to be made under this Part Three will be made by the Independent Auditors in accordance with the following procedures:

(a) Within ten (10) business days prior to payment of your Retention Bonus, the Independent Auditors shall provide both you and the Company with a written determination of the dollar amount of the Retention Bonus Parachute Payment attributable to your Retention Bonus, together with detailed supporting calculations with respect to the Gross-Up Payment to which you are entitled by reason of that Parachute Payment. The resulting Gross-Up Payment shall become payable to you contemporaneously with the Retention Bonus Parachute Payment triggering such Gross-Up Payment. However, your Gross-Up Payment will be subject to the Company’s collection of all applicable income, employment and excise tax withholding requirements, and you will only receive the portion of that payment in excess of those withheld taxes.

(b) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the treatment of your Retention Bonus as a parachute payment thereunder or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).

(c) You and the Company will each provide the Independent Auditors with access to and copies of any books, records and documents in your or its possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the

Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Part Three.

(d) All fees and expenses of the Independent Auditors shall be borne solely by the Company, and to the extent those fees or expenses are treated as an additional parachute payment under Code Section 280G, they shall be taken into account in the calculation of the Gross-Up Payment to which you are entitled under this Part Three.

C. Limitation on Gross-Up Payment. In no event shall the total Gross-Up Payment to which you are entitled under this Part Three exceed the amount of by which (i) your Bonus Allocation (full or pro-rated, as the case may be) under Part Two of this agreement exceeds (ii) the Retention Bonus paid to you under Part Two.

PART FOUR—ADDITIONAL RETENTION BENEFITS

New Severance Benefits. Should either of the following event occur after your completion of eighteen (18) months of employment with the Company (or any successor entity) measured from the effective date of a Change in Control: (i) your voluntary resignation for any reason or (ii) an Involuntary Termination of your employment, then no Change in Control Severance Benefits will be payable to you under Paragraph 14 and Part Four of your Employment Agreement. However, in either of the foregoing events, you will become entitled to a new severance package (“New Severance Package) comprised of the following components, should the Change in Control be consummated on or before January 9, 2004:

(i) the accelerated vesting of all Company Options which you hold at the time of such termination of employment;

(ii) an extended period to exercise any Company Options (other than those identified in attached Schedule I) you hold at the time of such termination of employment which will expire upon the later of (x) twenty-seven (27) months after the effective date of the Change in Control or (y) three (3) months after the date of such termination of employment, but in no event may any such Company Option be exercised after the expiration date of the maximum term of that Option; and

(iii) continued health care coverage under the Company’s medical plan, without charge, for you and your eligible dependents upon your election to receive such continued health care coverage under Code Section 4980B (“COBRA”), with such Company-paid coverage to continue until the earlier of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which your employment terminates or (ii) the first date on which your and your eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. However, should you not be covered under another employer’s health plan at the time the initial eighteen (18)-month period of Company-paid coverage expires, then the Company will, for up to an additional six (6)-month period thereafter, reimburse you for any premiums paid during such period on your continuing COBRA coverage (if any) or the individual health care coverage policy issued to you in conversion of your COBRA coverage.

No tax gross-up or indemnity shall be provided to you in connection with any excise tax under Code Section 4999 or other tax you may incur with respect to your New Severance Package.

PART FIVE—MISCELLANEOUS PROVISIONS

The implementation of the Retention Bonus Program will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Your rights and interests pertaining to the Retention Bonus or Gross-Up Payment or any other benefits to which you may become hereunder may not be transferred, assigned, pledged or encumbered, other than a transfer effected by will or the laws of inheritance following your death. Any Retention Bonus or Gross-Up Payment which becomes due in connection with your death will be paid to your designated beneficiary under the Retention Bonus Program or, in absence of such designated beneficiary, to the personal representative or administrator of your estate. Any Company Options outstanding at the time of your death will be exercisable by the designated beneficiaries of those Options or, in absence of such designation, by the personal representative or administrator of your estate.

No provision of the Retention Bonus Program or your potential Retention Bonus will confer any right upon you to continue in the employ of the Company (or any successor entity) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights to terminate your employment at any time for any reason, with or without cause.

Your participation in the Retention Bonus Program will terminate upon the earlier of (i) your cessation of employment with the Company (or any successor entity) for any reason other than an Involuntary Termination (or your death or Incapacity) prior to your completion of eighteen (18) months of employment with the Company (or any successor entity) measured from the effective date of the Change in Control or (ii) your receipt of all the payments and benefits to which you become entitled hereunder following your completion of such eighteen (18) months of employment.

The terms and provisions of this letter shall cease to have any force and effect and the entire Retention Bonus Program shall terminate, and you will cease to be entitled to any Retention Bonus or any other benefits otherwise payable pursuant to the terms of this letter, including (without limitation) any Alternative Severance Package or any New Severance Package hereunder, if no Change in Control is in fact consummated on or before January 9, 2004. However, any such termination of the terms and provisions of this letter and the Retention Bonus Program shall not have any impact upon the terms and provisions of your Employment Agreement then in effect.

The provisions of the Retention Bonus Program and this letter will be governed by and construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.

The liabilities and obligations of the Company under the Retention Bonus Program and this letter will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as a Change in Control.

We hope that you find the new Retention Bonus Program a significant addition to you total compensation package which will encourage you to continue in the Company’s employ and share in the future growth of the Company.

We ask that you acknowledge your receipt of this letter and your acceptance of the terms and conditions in effect for your award under the Retention Bonus Program by signing and dating the Acceptance section below and returning it to George Purnell at the Company as soon as possible.

Very truly yours,

/s/    GEORGE I. PURNELL

George I. Purnell

Vice President Human Resources

and Chief Learning Officer

ACCEPTANCE

I hereby acknowledge receipt of the Company’s letter of January 20, 2003 setting forth the terms and conditions governing the award made to me under the Company’s new Retention Bonus Program. I hereby agree to and accept all those terms and conditions, and my entitlement to any Retention Bonus, Gross-Up Payment or other benefits under such program shall be determined solely by the terms and conditions of such letter. I understand and agree that I will not be entitled to any of those benefits if a Change in Control is not consummated on or before January 9, 2004.

Signature:  /s/    JAMES P. CHAPPELL

Printed Name: James P. Chappell

Dated:    January 21, 2003

ADDENDUM

FORMULA FOR DIVISION OF BONUS ALLOCATION

The following formula shall be in effect for purposes of dividing your Bonus Allocation into your Retention Bonus and Gross-Up Payment:

(Z + R) +           (Y x Z)          = Bonus Allocation, where

                  [1 - (A + B + C)]

(Z +R) is your Retention Bonus: Z is the portion treated as your Retention Bonus Parachute Payment and R is the portion (if any) which is treated as reasonable compensation under Code Section 280G(b)(4).

(Y          x          Z) is your Gross-Up Payment

[1 - (A + B + C)]

Y is the percentage obtained by dividing the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on your Retention Bonus Parachute Payment pursuant to Code Section 4999 (or any successor provision) by the dollar amount of such Retention Bonus Parachute Payment. In the absence of any such interest or penalties, Y will be equal to the Excise Tax rate in effect under Code Section 4999 for your Retention Bonus Parachute Payment.

A is the Excise Tax rate in effect under Code Section 4999 for your Retention Bonus Parachute Payment.

B is the highest combined marginal federal income and applicable state income tax rate in effect for you for the calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Gross-Up Payment is made.

EXAMPLE: Assume that (i) your Bonus Allocation is $1.5 Million, (ii) $300K of that allocation qualifies as reasonable compensation under Code Section 280G(b)(4), (iii) the Excise Tax rate under Code Section 4999 is 20%, (iv) the sum of the tax rates in effect for you under B and C in the above formula is 40% and (v) you are not subject to any interest or penalties with respect to your Excise Tax liability. Under such assumptions, your Retention Bonus would be $1.1 Million (of which $0.8 Million will be treated as a Retention Bonus Parachute Payment), and the Gross-Up Payment will be $0.4 Million, calculated as follows

(Z + $300K) +         (0.2 x Z)          = $1.5 Million

                            [1 - (0.2 +0.4)]

Z + 0.2Z  = $1.5 Million - $300K

        0.4

Z + 0.5Z = $1.2 Million

Z = $800K Retention Bonus Parachute Payment

Z + $300K = $1.1 Million Retention Bonus

0.2      x      Z = $160K = $0.4 Million Gross-Up Payment

[1-(0.2 +0.4)]     0.4

SCHEDULE I

LIST OF EXCLUDED OPTIONS

The following Company Options currently held by you shall not be modified pursuant to the terms of the Retention Bonus Program to provide an extended exercise period following your termination of employment. Accordingly, for each of the Company Options listed below, you shall continue to have only until the earlier of (i) the expiration of the option term or (ii) the end of the period specified in the applicable stock option agreement for which that option is to remain exercisable following the date of your employment with the Corporation terminates for any reason.

Grant Date	Number of Option Shares	Exercise Price